Exhibit 99.1

For Immediate Release

News Release

Contacts:

Bill Smith or Dean Johnson

The Aristotle Corporation

Phone: (203) 358-8000 or (920) 563-2446

Fax: (203) 358-0179 or (920) 563-0234

wsmith@ihc-geneve.com

int@enasco.com

The Aristotle Corporation Announces

 Calendar 2005 Results and Declares Semi-Annual Preferred Dividends

Stamford, CT, March 1, 2006 - The Aristotle Corporation (NASDAQ: ARTL; ARTLP) announced today its results of operations for the quarter and calendar year ended December 31, 2005.

Fourth Quarter and Calendar Year 2005 Results

For the three months ended December 31, 2005, net sales increased 5.9% to $38.2 million from $36.1 million in the fourth quarter of 2004, and earnings before income taxes increased 36.6% to $4.1 million from $3.0 million.  For the calendar year ended December 31, 2005, net sales increased 7.8% to $188.8 million from $175.1 million for the calendar year ended December 31, 2004, and earnings before income taxes increased 17.6% to $27.2 million from $23.1 million.

Net earnings applicable to common stockholders in the fourth quarter of 2005 were $1.5 million, or $.09 per diluted common share, versus $1.0 million, or $.06 per diluted common share, in the fourth quarter of 2004. Net earnings applicable to common stockholders for calendar 2005 were $9.2 million, or $.53 per diluted common share, compared to $8.9 million, or $.52 per diluted common share, for calendar 2004.

In the quarter ended December 31, 2005, the valuation allowance that was established to reflect the estimate of Aristotle’s Federal net operating tax loss carryforwards (“NOL’s”) that were expected to expire unutilized at December 31, 2006 was reduced by $1.0 million to $6.5 million.  The change in the valuation allowance related to the projected utilization of NOL’s was due primarily to increased 2005 taxable income and current estimates of 2006 taxable income.  This adjustment resulted in an increase of $.06 to diluted earnings per common share for the quarter and year ended December 31, 2005.  In the quarter ended December 31, 2004, this valuation allowance had been reduced by $1.2 million to $7.5 million, resulting in an increase of $.07 to diluted earnings per common share for that quarter.  For calendar 2004, the aggregate adjustment to this valuation allowance was a reduction of $2.8 million, increasing calendar 2004 diluted earnings per common share by $.16.

The reported net earnings are shown after deduction for Federal, state and foreign income tax provisions.  The utilization of the Company’s NOL’s resulted in the reporting of approximately $1.0 million and $1.2 million in income tax provisions in the 2005 and 2004 fourth quarters, respectively, for the reduction in the previously recorded deferred tax asset.  For the calendar years 2005 and 2004, respectively, $8.0 million and $7.4 million of the reported tax provisions relate to current year NOL utilization.  The NOL utilization for the reported quarters and calendar years substantially eliminated Aristotle’s current Federal income tax liability and allowed Aristotle to retain for other business purposes the cash that would have been used for tax payments.  Except for Federal alternative minimum tax obligations arising from limitations on the utilization of the NOL’s, Aristotle anticipates that the utilization of available NOL’s will offset its Federal taxable income through 2006.  At December 31, 2005, the Condensed Consolidated Balance Sheet contains a net deferred tax asset of $14.0 million, of which $9.9 million relates to the NOL’s.

Net earnings applicable to common stockholders in both the 2005 and 2004 periods include the accretion of $2.1 million and $8.6 million in the fourth quarters and calendar years, respectively, relating to dividends on Aristotle’s Series I and Series J preferred stocks.

Steven B. Lapin, Aristotle’s President and Chief Operating Officer, stated, “I am pleased with your Company’s 2005 fourth quarter and annual results, which reflect management meeting the challenges of continued sluggish spending in the education market and volatility in domestic energy pricing.  Among the positive consequences of those efforts, consolidated gross margins have increased approximately 50 basis points from 2004 to 2005 and, as a percentage of net sales, selling and administrative expenses have decreased approximately 50 basis points.  The net effects have yielded an impressive 2005 EBITDA margin to net sales of 15.8% for the 2005 calendar year compared to 14.9% for 2004.  Sales growth benefited from Aristotle’s successful acquisitions in the 2004 third quarter, but also represents a company-wide organic revenue increase of more than 5.6%.”

 Mr. Lapin added, “I am also pleased to report that, in order to meet the current and anticipated demands for its health-care and emergency response training aids, and to provide capabilities to service potentially other commercial markets, your Company commenced operations in Simulaids’ new 80,000 square foot Saugerties, NY production facility in January 2006.”

In commenting on Aristotle’s 2005 performance, Dean T. Johnson, Aristotle’s Chief Financial Officer, stated, “While your Company reported calendar 2005 earnings of $.53 per diluted common share versus $.52 for 2004, diluted earnings per share for 2005 increased by $.11 per share (from $.36 to $.47) before the adjustments to the tax valuation allowance related to the recoverability of the Company’s NOL’s in 2005 and 2004.  Similarly, your Company reported 2005 fourth quarter earnings of $.09 per diluted common share compared to $.06 for the 2004 fourth quarter.  Prior to the adjustments to the tax valuation allowance recorded in the respective quarters, the 2005 fourth quarter diluted earnings per share increased by $.04 per share (from a loss of $.01 to income of $.03).”

In providing EBITDA information, Aristotle offers a non-GAAP financial measure to complement its condensed consolidated financial statements presented in accordance with GAAP.  This non-GAAP financial measure is intended to supplement the reader’s overall understanding of Aristotle’s current financial performance.  However, this non-GAAP financial measure is not intended to supercede or replace Aristotle’s GAAP results.  A reconciliation of the non-GAAP results to the GAAP results is provided in the “Reconciliation of GAAP Net Earnings to EBITDA” schedule below.  EBITDA is defined as earnings before income taxes, interest expense, other income and expense, depreciation and amortization.

Declaration of Semi-Annual Preferred Dividends

Aristotle also announced today that it has declared semi-annual cash dividends of $.33 and $.36 per share, respectively, on its outstanding shares of Series I Preferred Stock and Series J Preferred Stock.  The dividends are payable on March 31, 2006, to holders of record on March 15, 2006.  Dividends are payable on Aristotle’s preferred stock on March 31 and September 30, if and when declared by Aristotle’s Board of Directors.

About Aristotle

The Aristotle Corporation, founded in 1986, and headquartered in Stamford, CT, is a leading manufacturer and global distributor of educational, health, medical technology and agricultural products.  A selection of over 80,000 items is offered, primarily through more than 45 separate catalogs carrying the brand of Nasco (founded in 1941), as well as those bearing the brands of Life/Form®, Whirl-Pak®, Simulaids, Triarco, Spectrum Educational Supplies, Hubbard Scientific, Scott Resources, Haan Crafts, To-Sew, CPR Prompt®, Ginsberg Scientific and Summit Learning.  Products include educational materials and supplies for substantially all K-12 curricula, molded plastics, biological materials, medical simulators and items for the agricultural, senior care and food industries.  Aristotle has approximately 850 full-time employees at its operations in Fort Atkinson, WI, Modesto, CA, Fort Collins, CO, Plymouth, MN, Saugerties, NY, Chippewa Falls, WI, Otterbein, IN and Newmarket, Ontario, Canada.

There are approximately 17.2 million shares outstanding of Aristotle common stock (NASDAQ: ARTL) and approximately 1.1 million shares outstanding of 11%, cumulative, convertible, voting, Series I preferred stock  (NASDAQ: ARTLP); there are also approximately 11.0 million privately-held shares outstanding of 12%, cumulative, non-convertible, non-voting shares of Series J preferred stock. Aristotle has about 4,000 stockholders of record.

Further information about Aristotle can be obtained on its website, at www.aristotlecorp.net.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

To the extent that any of the statements contained in this release are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks that could cause actual results to differ materially from those projected or suggested in such forward-looking statements.  Aristotle cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: (i) the ability of Aristotle to obtain financing and additional capital to fund its business strategy on acceptable terms, if at all; (ii) the ability of Aristotle on a timely basis to find, prudently negotiate and consummate additional acquisitions; (iii) the ability of Aristotle to manage any to-be acquired businesses; (iv) there is not an active trading market for the Company’s securities and the stock prices thereof are highly volatile, due in part to the relatively small percentage of the Company’s securities which is not held by the Company’s majority stockholder and members of the Company’s Board of Directors and management;  (v) the ability of Aristotle to retain and utilize its Federal net operating tax loss carryforward position; and (vi) other factors identified in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, “Forward-Looking Statements,” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.  As a result, Aristotle’s future development efforts involve a high degree of risk.  For further information, please see Aristotle’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K.

THE ARISTOTLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net sales	$38,210	36,077	188,769	175,077
Cost of sales	23,374	22,745	117,219	109,556
Gross profit	14,836	13,332	71,550	65,521

Selling and administrative expense	10,772	10,072	43,620	41,242
Earnings from operations	4,064	3,260	27,930	24,279

Other expense (income):
Interest expense	347	276	1,369	1,170
Interest income	(11)	(1)	(34)	(3)
Other, net	(334)	12	(593)	(6)
	2	287	742	1,161
Earnings before income taxes	4,062	2,973	27,188	23,118

Income tax expense (benefit):
Current	161	239	2,447	2,277
Deferred	219	(409)	6,884	3,277
	380	(170)	9,331	5,554
Net earnings	3,682	3,143	17,857	17,564

Preferred dividends	2,159	2,159	8,635	8,638
Net earnings applicable to common stockholders	$1,523	984	9,222	8,926

Earnings per common share:
Basic	$.09	.06	.54	.52
Diluted	$.09	.06	.53	.52

Weighted average common shares outstanding:
Basic	17,207,115	17,132,714	17,167,769	17,116,032
Diluted	17,437,124	17,375,292	17,393,966	17,317,594

RECONCILIATION OF GAAP NET EARNINGS TO EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net earnings	$3,682	3,143	17,857	17,564
Add:
Income tax expense (benefit)	380	(170)	9,331	5,554
Interest expense	347	276	1,369	1,170
Other (income) expense	(345)	11	(627)	(9)
Depreciation and amortization	458	466	1,820	1,814
EBITDA	$4,522	3,726	29,750	26,093

RECONCILIATION OF GAAP DILUTED EARNINGS PER SHARE

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Diluted earnings per share	$.09	.06	.53	.52
Deduct:
Adjustments to valuation allowance for deferred tax assets related to the recoverability of Federal net operating tax loss carryforwards	(.06)	(.07)	(.06)	(.16)
Adjusted diluted earnings per share	$.03	(.01)	.47	.36

THE ARISTOTLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

 (in thousands)

(unaudited)

Assets	December 31, 2005	December 31, 2004

Current assets:
Cash and cash equivalents Investments	$1,803 12,856	2,143 4,058
Accounts receivable, net	14,530	12,592
Inventories	35,579	33,356
Prepaid expenses and other	8,026	6,665
Refundable income taxes	-	49
Deferred income taxes	11,279	9,825
Total current assets	84,073	68,688

Property, plant and equipment, net	22,361	17,405

Goodwill	13,799	13,707
Deferred income taxes	2,712	10,594
Other assets	408	511
Total assets	$123,353	110,905

Liabilities and Stockholders' Equity
Current liabilities:
Current installments of long-term debt	$606	114
Trade accounts payable	9,013	7,192
Accrued expenses	6,594	5,833
Income taxes	185	-
Accrued dividends payable	2,159	2,158
Total current liabilities	18,557	15,297

Long-term debt, less current installments	24,350	24,948

Stockholders' equity:
Preferred stock, Series I	6,601	6,580
Preferred stock, Series J	65,760	65,760
Common stock	172	171
Additional paid-in capital	3,119	2,310
Retained earnings (accumulated deficit)	4,891	(4,331)
Accumulated other comprehensive (loss) earnings	(97)	170
Total stockholders' equity	80,446	70,660
Total liabilities and stockholders' equity	$123,353	110,905